Exhibit 6.5

Registered Developer Agreement

THIS REGISTERED DEVELOPER AGREEMENT (this “Agreement”), effective as of the 30th day of March, 2021 (the “Effective Date”), is made and entered into by and between Stagewood Consortium, Inc., a Delaware corporation, having its principal place of business at 5200 Blue Lagoon Drive, Suite 235, Miami, FL, 33126 (“Developer”), and Tickets.com, LLC, a Delaware limited liability company, having its principal place of business at 535 Anton Boulevard, Suite 250, Costa Mesa, California, 92626 (“TDC”) (TDC and Developer are sometimes referred to herein, individually as a “Party” and collectively, the “Parties”).

WHEREAS,	TDC develops, owns, operates and licenses the ProVenue Platform; and

WHEREAS,	Developer wishes to develop certain Application(s) to function with the ProVenue Platform through the utilization of the ProVenue Data Services, and

WHEREAS,	TDC wishes to grant to Developer the right to develop such Application and upon TDC Certification, to offer such Applications to licensed users of ProVenue and/or the general public in accordance with and subject to the provisions of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

1.	Definitions. In addition to any other terms which are defined in the body of this Agreement, the following terms have the following meanings:

1.1	“Access Control Admissions Software” means a proprietary Software developed by TDC or a third party, which performs validation of Tickets and allows for managing patron entry into a venue. Along with required hardware, known as the access control system(s).

1.2	“Access Control Interface” means a proprietary Software program developed and owned by TDC that serves as a means to enable real-time, bi-directional communication between the ProVenue Platform and access control system(s), including Access Control Admissions Software.

1.3	“Annual Registration Fee” means TDC’s then-applicable rate for Developer’s access to Developer Community, TDC Materials, and, if applicable, Non-Production Environment.

1.4	“Application(s)” means one or more software application programs that are developed by Developer with reference to the TDC Materials including bug fixes, updates, upgrades, new releases and new versions of such software application programs.

1.5	“API(s)” means any application programming interface developed and made available by TDC that is referenced in the TDC Materials provided to Developer.

1.6	“Endpoint” means an entry and/or access point to a ProVenue service, process, queue or topic and/or feed defined by TDC to which a Developer may connect an Application and/or execute a request for ProVenue to perform one or more actions and return a predetermined dataset.

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1.7	“Derivative Work” shall mean a work that is based upon one or more preexisting works, such as a revision, modification, translation, abridgement, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, and that, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement under the United States Copyright Act.

1.8	“Developer Community” means the ProVenue Developers online community moderated by TDC and made available to developers for the purposes of facilitating the development of Applications consisting of an online community in which developers can review TDC Materials and participate in community-based support.

1.9	“Equipment” means all of that certain hardware, communications equipment, printers, handheld scanners, kiosks, terminals and connectivity (including any embedded operating system, application or utility software) provided by TDC for operation of or in conjunction with the ProVenue Platform.

1.10	“Intellectual Property Rights” means any patent, trademark, copyright or other intellectual property right (including without limitation any Derivative Work thereof or therefrom), however denominated.

1.11	“MLBAM” means MLB Advanced Media, L.P.

1.12	“Non-Production Environment” means a single, non-production instance of ProVenue with access only to TDC’s APIs which is made available to developers by TDC for the purposes of developing and testing Applications. All other non-production environments are made available at TDC’s sole discretion and at the then prevailing rates prescribed by TDC, if applicable.

1.13	“Online Ticketing” means the sale of Tickets to events via online means (including without limitation via interactive voice recognition (IVR), kiosks, transaction pages, private labeled web pages and via any other online technology), and all features, functionalities, promotion, marketing and advertising associated with such sales and/or delivered by online means.

1.14	“Order Form” means a written order from Developer to TDC for a specified product or Service, in a form determined by TDC and signed by an authorized representative of Developer and TDC.

1.15	“Personally Identifiable Information” means any and all information which is or could be associated with any individual identifiable person (e.g., without limitation name, address, telephone number, date of birth, email address, and payment card information).

1.16	“Production Environment” means a live instance of ProVenue in which tickets to TDC Client events are sold, i1.17ssued and delivered to end users and in which other ticketing related transactions occur.

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1.17	“Program Fees” means TDC’s then-applicable rates for Developer’s integration to the ProVenue Platform as set forth in the applicable Provisioning Agreement.

1.18	“ProVenue” means the back office ticketing system known as ProVenue, where the TDC Client’s ticketing inventory is created and maintained and which facilitates Ticket sales and allows for real-time online and offline ticketing transactions.

1.19	“ProVenue Data Services” means those data services made available by TDC pursuant to the terms hereof and the applicable Provisioning Agreement including API’s, data push services and data feeds and any other related services offered by TDC from time to time.

1.20	“Provisioning Agreement” means that certain agreement, or Order Form, entered into between TDC and Developer wherein TDC defines the applicable Program Fees to develop an integration of Developer’s Application against TDC’s Endpoint(s). The Provisioning Agreement shall run conterminously and be subject to all the terms of this Agreement. It is the sole responsibility of the Developer to contemplate all costs set forth in the Provisioning Agreement. Upon reasonable request by Developer, TDC will provide an estimate of Program Fees or an outline of said agreement. The estimate or outline is not binding to either party and is subject to change based on final outcome and delivery of Developer’s Application. Pursuant to the confidentiality terms of this Agreement, all Program Fees set forth in the Provisioning Agreement will not be shared by the Developer with TDC Client(s) or TDC and/or Developer’s prospects. TDC reserves the right to require certification of Developer’s Application(s) referred to in section 1.24. (below). In the event TDC exercises its right to certify Developer’s Application, then only upon certification of Developer’s Application and payment of applicable Program Fees will TDC provide activation of a designated TDC Clients’ Production Environment Endpoint(s), notwithstanding the terms and conditions applicable to such activation.

1.21	“ProVenue Platform” means the proprietary ticketing software and system developed, owned, operated and licensed by TDC comprised of but not limited to all Equipment, Software, databases, features, functionalities, and ticketing system components provided by TDC for the purpose of enabling the sale and management of tickets to events, including without limitation to ProVenue, ProVenueOnline, and the Access Control Interface.

1.22	“ProVenueOnline and/or ProVenueMobile” means the consumer facing ticketing system, consisting of proprietary web and mobile applications, respectively, each of which integrate with ProVenue and enable an end user to engage in Online Ticketing and other related tasks and transactions through online means.

1.23	“Software” All software provided hereunder by TDC, whether proprietary to TDC or licensed by TDC on behalf of the TDC-Client, to enable the sale of Tickets to events pursuant to this Agreement, including without limitation in connection with ProVenue, ProVenueOnline and ProVenueMobile, the Access Control Admissions Software, the Access Control Interface, and all updates, enhancements and upgrades to such software made Generally Available by TDC during the Term.

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1.24	“TDC Certification” means the process by which TDC reviews each Application and determines in its sole discretion whether it meets certain interoperability criteria for the ProVenue Platform as a precondition to any such Application being enabled to consume any API in a Production Environment.

1.25	“TDC Client Authorization” means the written authorization, in a form determined by TDC, by which a TDC Client may elect to authorize a Developer to access such TDC Client’s (a) Production Environment of ProVenue for the purposes of connecting an Application to designated and provisioned TDC Client Endpoints hereunder and pursuant to Developer’s separate agreement with such applicable TDC Client, or (b) such TDC Clients Non Production Environment for the purposes of developing and/or testing an Application.

1.26	“TDC Client” means a licensed user of ProVenue, including TDC-MLB Client and TDC-MiLB Client.

1.27	“TDC-MLB Client” means a TDC Client that is also a Major League Baseball club.

1.28	“TDC-MiLB Client” means a TDC Client that is also a Minor League Baseball club.

1.29	“TDC IP” means all TDC Intellectual Property Rights, however denominated, including without limitation the TDC Materials and ProVenue.

1.30	“TDC Materials” means any and all TDC materials made available by TDC to Developer through the Developer Community or otherwise pursuant to this Agreement, from time to time, including but not limited to program support resources and other related information. As between the parties, any TDC Client materials provided by TDC to Developer hereunder (if any) shall be deemed TDC Materials for purposes of this Agreement.

1.31	“TDC Registered Developer Program” means the program contemplated by this Agreement, in which a developer, upon acceptance by TDC, may register with TDC and upon Annual Registration Fee, be provided access to the Developer Community, a single non-production instance of ProVenue for development and testing purposes, if applicable, and the TDC Materials for the purposes of developing one or more Applications subject to the terms hereof.

1.32	“Ticket” means tangible evidence of the right to admission to, or to occupy seating at an event.

2.	Developer’s License to Use the TDC Materials.

2.1	The TDC Materials are Licensed Solely for Developer’s Individual Use. Developer shall use the TDC Materials solely in accordance with the terms of this Agreement. Developer may not provide, directly or indirectly, the TDC Materials, (or any copy, portion, extract or summary thereof), or provide or facilitate access to the Developer Community to any other individual or third party, other than to employees or independent contractors of Developer (Collectively, a “Third Party”) having a need to review such TDC Materials, or to access the Developer Community, for the sole purpose of facilitating Developer’s development of an Application, subject at all times to the provisions of Section 2.2 below.

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2.2	Disclosure of TDC Materials to Employees, Independent Contractors or other Third Parties. Developer acknowledges and agrees that it shall not, under any circumstances or for any reason, disclose the TDC Materials, or any copy, portion, extract or summary thereof to any Third Party, or facilitate any Third Party to access the Developer Community without TDC’s prior written consent, which consent shall be conditioned upon, without limitation, the execution of a Nondisclosure and Confidentiality Agreement satisfactory to TDC between TDC and such Third Party. Developer further acknowledges and agrees that Developer’s failure to adhere to the provisions of this Section 2.2 shall be deemed to be a material, non-curable breach of this Agreement, which, among other things, shall result in immediate termination of this Agreement and termination of Developer’s access to the Developer’s Website, any instance(s) of ProVenue to which Developer has been granted access and the TDC Materials. TDC reserves all rights to seek any and all remedies available at law and in equity arising from any such breach.

2.3	License for TDC Materials.

2.3.1	Internal Use of TDC Materials. Subject to the terms and conditions of this Agreement, TDC hereby grants to Developer a non-exclusive, non-transferable, non-sublicensable, revocable, personal license to internally use the TDC Materials solely for the purpose of developing and testing Applications, and not for purposes of any distribution, commercial or otherwise, until such time, if ever, as (i) the Application has received TDC Certification, (ii) a TDC Client has executed a Client Authorization Form and (iii) TDC and Developer have executed a Provisioning Agreement for such TDC Client, and (iv) any other terms and conditions required by TDC pursuant to TDC Certification, and then only in strict adherence to the terms, conditions and restrictions set forth in this Agreement. EXCEPT AS EXPRESSLY PERMITTED IN THIS AGREEMENT, DEVELOPER MAY NOT SUBLICENSE, PROVIDE, OR REDISTRIBUTE ANY PORTION OF THE TDC MATERIALS TO ANY THIRD PARTY

2.3.2	Reservation of Rights. Except as expressly provided herein, no other right or license is granted by TDC to Developer under this Agreement. As between the parties, all rights not expressly granted hereunder are expressly reserved to TDC, its licensors and the TDC Clients.

2.4	No Endorsement. Developer acknowledges and agrees that irrespective of whether any Application developed by Developer is certified by TDC, unless Developer receives the express prior written authorization of TDC, Developer will not: (a) market any Application in any manner which implies that TDC or its suppliers endorse such Application; or (b) use any TDC trademark or other image or likeness (e.g., photograph, drawing, etc.) of a TDC product for any purpose (including, without limitation, in any advertisements, on Developer’s website, or within or on the packaging, marketing materials or collateral for any Applications).

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2.5	“ProVenue Certified Solution” Designation. Notwithstanding the provisions of Section 2.4 (No Endorsement) above, TDC acknowledges that upon TDC Certification of an Application, TDC shall provide Developer with image files of approved “ProVenue Certified Solution” designation, which Developer may use in connection with the Application in a manner approved in writing in advance by TDC, such approval not to be unreasonably withheld. In connection therewith, TDC hereby grants Developer a non-exclusive, limited, royalty-free, revocable license to use the “ProVenue Certified Solution” images in connection with the Application, provided however, at any time during the Term, in the event that Developer’s access is revoked in accordance with the provisions of Section 3.4.1 (Suspension of Access), or for any other reason, the license granted herein shall be revoked until such time as Developer’s API Access is reestablished, the subject Application is recertified, or Developer has cured the applicable breach of this Agreement.

2.6	Third-Party Materials. Certain portions of TDC Materials may be provided by third parties, including other developers participating in the Registered Developer Program. Such third parties may require separate or different terms for use of their materials. In connection therewith, Developer acknowledges that it may be required to agree to any applicable terms and conditions provided to it through an email notification, a posting on the Developer Community, via a click-through agreement or other mechanism required by such third party to access and use applicable portions of the TDC Materials (if any).

2.7	General Restrictions. Except as expressly provided herein, Developer shall not (and shall not allow or enable any third party, including end users of its Application(s) to):

2.7.1	copy, modify, create a Derivative Work of, sublicense, rent, sell, lease or otherwise transfer or distribute the TDC Materials, or any portion, extract or summary thereof, to any person or entity, except as expressly provided in this Agreement;

2.7.2	decompile, disassemble, or otherwise reverse engineer or attempt to reconstruct or discover any source code or underlying ideas or algorithms of the TDC Materials, the ProVenue Platform, any API(s) or services made available hereunder, and any other TDC IP, by any means whatsoever;

2.7.3	remove any product identification, legal, copyright, trademark or other proprietary rights notices contained in the TDC Materials or any other TDC IP;

2.7.4	engage in any activity with the TDC Materials, including development and distribution of an Application, that interferes with, disrupts, damages or accesses in an unauthorized manner the ProVenue ticketing Platform, and/or the servers, networks, or other properties or services of TDC or any third party;

2.7.5	use the TDC Materials or any TDC IP for any fraudulent, unlawful or illegal activity, including developing an Application that would commit or facilitate the commission of a crime, or other tortious, unlawful, or illegal act;

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2.7.6	use the TDC Materials or any TDC IP to defame, abuse, harass, stalk, threaten or otherwise violate the led with any part of the TDC Materials as determined by TDC in its sole discretional rights (such as Intellectual Property Rights and rights of privacy and publicity) of others, including developing an Application that would facilitate any such activities;

2.7.7	use the TDC Materials or any TDC IP to use, display, transmit or otherwise make available content that with any part of the TDC Materials as determined by TDC in its sole discretion. promotes disruptive commercial messages or advertisements, including developing an Application that would facilitate any such activities;

2.7.8	sell, lease, with any part of the TDC Materials as determined by TDC in its sole discretionary, transfer, sublicense or derive income from the use or provision of the Client End Points, whether for direct commercial or monetary gain or otherwise, without TDC’s prior written permission in its sole discretion; and

2.7.9	use any API(s) in a manner that exceeds reasonable request volume, constitutes excessive or abusive usage with any part of the TDC Materials as determined by TDC in its sole discretion.ge, or otherwise fails to comply with or is inconsistent with any part of the TDC Materials as determined by TDC in its sole discretion.

3.	Developers’ Ownership and Ability to Distribute its Applications.

3.1	Ownership of Applications. Developer shall retain all rights, title and interest in and to Applications and all Intellectual Property Rights therein. TDC obtains no right, title or interest from Developer under this Agreement in or to any Application that Developer develops except to the extent expressly set forth herein. Further, Developer acknowledges and agrees that nothing in this Agreement shall be construed as limiting TDC’s right to develop, license or otherwise acquire the rights to, and make commercially available to TDC Clients and/or end users products that compete with Developer’s Application(s).

3.2	TDC Certification. Developer will submit each Application to TDC for TDC Certification review not less than five (5) business days in advance of any intended offer to license or sell such Application to a TDC Client, if so required by TDC.

3.2.1	Review and Testing. Upon receipt of each Application, TDC shall review and test the Application to confirm that the Application is consistent with TDC’s then current standards, including but not limited to the TDC Materials and as amended from time to time during the Term. Developer acknowledges and agrees that TDC may grant or deny TDC Certification in its sole discretion.

3.2.2	No Use of Application Prior to Certification. Developer acknowledges and agrees that it shall not use, or attempt to use any Application in any Production Environment prior to receipt of TDC Certification, if TDC deems TDC Certification required. Developer further acknowledges that any use or attempted use of an Application prior to TDC Certification is a material, non-curable breach of this Agreement.

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3.3	TDC Provisioning. Developer understands that Developer’s Applications, even upon receipt of TDC Certification, may not necessarily properly operate with the Client Endpoints until such time as TDC has enabled such Application be interoperable with a specific TDC Client’s Endpoint. Configuration of TDC Client Endpoints shall be provisioned on a per-Application, per-TDC Client basis, following receipt by TDC of all appropriate TDC Client Authorizations and Developer has executed a Provisioning Agreement provided by TDC and paid TDC all applicable fees.

3.4	Developer Hosting, Systems and Infrastructure. Developer acknowledges that it shall be solely responsible for providing and maintaining all services and infrastructure necessary to make any of its Application(s) available to any TDC Client, including but not limited to computer servers and associated software, hosting services and data connectivity.

3.4.1	Suspension of Access. Developer agrees that following deployment of any of Developer’s Application(s) hereunder, TDC reserves the right, in its sole discretion, to either suspend Developer’s access to any Production Environment and/or require that any such Application(s) be recertified, as a result of, but not limited to any of the following:

3.4.1.1	An Application being substantially updated (e.g. a major release);

3.4.1.2	An Application introducing the use of one or more new TDC API(s), ProVenue Data Services, or any third-party API;

3.4.1.3	If applicable, an Application exhibiting behavior inconsistent with use cases presented by Developer during TDC Certification review;

3.4.1.4	An Application being suspected of compromising the integrity of any TDC system, including but not limited to the ProVenue Platform;

3.4.1.5	An Application being suspected of adversely impacting the performance of any TDC system, including but not limited to the ProVenue Platform;

3.4.1.6	An Application’s Certification being revoked by TDC for any reason;

3.4.1.7	API access authorization being revoked by any TDC Client utilizing the Application and/or MLBAM (with respect to TDC MLB Clients);

3.4.1.8	At the Developer’s request;

3.4.1.9	As may be required for regulatory compliance, including but not limited to PCI-DSS and/or PA-DSS (as such terms are hereafter defined);

3.4.1.10	Developer’s suspension from or extended inactivity in the Registered Developer Program.

4.	Privacy; PCI Standards; Disabling Code.

4.1	Use of Personally Identifiable Information.

4.1.1	If any public-facing Application accesses, uses, associates or collects information that constitutes Personally Identifiable Information under applicable law from end users, Developer must disclose such activities to each end user and obtain each end user’s consent in a manner consistent with applicable law before allowing the Application to perform such activities. Developer shall indemnify, defend and hold TDC, its officers, directors, owners, employees and agents harmless from any breach by Developer of this provision, or any action brought by any third party arising from Developers collection, use and storage of any such Personally Identifiable Information.

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4.1.2	If Developer acquires the ability to access, accesses, or is otherwise provided with any Personally Identifiable Information (including without limitation pursuant to a TDC Client Authorization), Developer agrees that it will hold in strict confidence all such Personally Identifiable Information; (b) it will use the Personally Identifiable Information solely for the purposes of (as applicable) developing the Application in connection with TDC Certification and/or enabling the Application for the TDC Client; (c) it will only permit access to its employees and other designated individuals who need to know the information to carry out the purposes of this Agreement and the Client Authorization Form (if any); (d) it will only copy the Personally Identifiable Information to the extent necessary to carry out the purposes of this Agreement and the Client Authorization Form (if any); (e) that it shall not, during the term of this Agreement, or any time thereafter, disclose, discuss or otherwise make available to any third-party any Personally Identifiable Information without the express written consent of TDC, the TDC Client and, with respect to any TDC MLB Client, MLBAM; and (f) it shall at all times comply with all applicable laws, rules and regulations governing Personally Identifiable Information in any applicable jurisdiction. Notwithstanding anything in this Agreement to the contrary, Developer acknowledges that it does not have the right to use or permit the use of any Personally Identifiable Information acquired through the provisioning of an Application for any TDC Client for the purpose of compiling, enhancing, verifying, supplementing, adding to, or deleting from any mailing list, geographic or trade directories, classified directories, classified advertising, or other compilation of information which is sold, rented, furnished or in any manner provided to a third party without obtaining prior written consent of the TDC Client (and MLBAM with respect to TDC MLB Clients). Developer further represents and warrants that it will maintain industry standard data security measures and will immediately notify TDC in the event of any breach or suspected breach and that TDC, on behalf of the applicable TDC Client (or MLBAM with respect to TDC MLB Clients), reserves the right to be the only party to notify end users in the event of any breach of Personally Identifiable Information security requiring notice pursuant to any applicable law. TDC reserves the right (on its own behalf and on behalf of the TDC Clients and/or MLBAM with respect to MLB TDC Clients) to request that Developer return, delete and/or destroy any Personally Identifiable Information in its possession at any time for any reason and Developer shall comply with any such request within twenty-four (24) hours and, in any event, shall return, delete and/or destroy any Personally Identifiable Information in its possession upon the expiration or termination of this Agreement for any reason unless otherwise agreed in writing by TDC in (as between the parties) its sole discretion.

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4.2	PCI Standards. As between the Parties, Developer represents and warrants that it is fully responsible for the security of data gathered and stored by/within the Applications or otherwise in Developer’s possession. Developer agrees to comply with all applicable state and federal laws and rules in connection with the collection, security and dissemination of any personal, financial, credit card, or transaction information (defined as “Data”) on or via the Applications. Developer agrees that at all times it will be compliant with the Payment Card Industry Data Security Standards (“PCI-DSS”) and the Payment Application Data Security Standards (“PA-DSS”), as applicable. Developer agrees to promptly provide TDC with documentation evidencing Developer’s compliance with PCI DSS and/or PA DSS if requested by TDC. Developer also agrees that it will use only PCI compliant service providers in connection with the storage, or transmission of credit card Data defined as a cardholder’s account number, expiration date, and CVV2. Developer shall not store magnetic stripe, CVV2 or PIN data at any time. With respect to the collection, storage, and/or transmission of any Personally Identifiable Information and payment card Data of Massachusetts residents, Developer acknowledges it (and any third party service provider engaged by Developer) is and shall at all times be compliant with Massachusetts statute 201 CMR 17.00 regarding the protection and security of the personal data (as defined therein).

5.	Developer Community and Tools.

5.1	Developer Community Information. TDC may make optional communication tools, including editorial and community-based support content (“Tools”) available to Developer via the Developer Community. Developer may use such Tools to share information, interact with other developers, and use or contribute information, data, comments, code, or other materials Developer chooses to use, contribute, share or distribute through the Tools (“Developer Community Information” or “DCI”). TDC, at its sole discretion, may require Developer to register with TDC and/or agree to additional terms and conditions to use any or all of such Tools.

5.2	Developer’s License Grant to Community. Developer hereby grants to TDC, its affiliates, and any developer with lawful access to the Developer Community (a “Community Developer”), a worldwide, perpetual, irrevocable, non-exclusive, royalty-free, sublicensable (through multiple tiers) and transferable license, under Developer’s Intellectual Property Rights, to use, reproduce, distribute, prepare Derivative Works of, display, perform, modify, adapt, publish and otherwise exploit the DCI which Developer contributes, shares or distributes through use of the Tools (“Developer’s Contribution”) in any media formats and through any media channels now known or later developed. Nothing herein shall require Developer to make any Developer Contribution, which shall be at Developer’s sole discretion.

5.3	No Infringing Material. Developer represents and warrants that Developer’s Contributions will not include any material that is copyrighted, protected by trade secret or otherwise subject to third party Intellectual Property Rights, including privacy and publicity rights, unless Developer is the owner of such rights or has written permission from their rightful owner (and is able to produce a copy of same to TDC) to post the material and to grant all of the license rights granted herein. Developer represents and warrants that Developer will faithfully reproduce any copyright or other intellectual property markings which may be required from the owner of any such material. Developer represents and warrants that Developer has the right and authority to grant the rights and licenses granted hereunder.

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5.4	No Obligation to Post. Developer acknowledges and agrees that TDC has no obligation to post or store Developer’s Contribution or the contributions of any other developer, and that TDC may at any time delete, change or modify any DCI. TDC has no responsibility or liability for the deletion or accuracy of any DCI, including Developer’s Contribution, or the failure to store, transmit or receive transmission of any DCI, or the security, privacy or storage of any DCI.

5.5	No Endorsement. Developer acknowledges and agrees that TDC does not endorse any DCI or any opinion, recommendation, or advice expressed in any DCI or through the Tools, and TDC expressly disclaims any and all liability in connection with DCI. TDC does not permit copyright infringing activities and infringement of Intellectual Property Rights through use of the Tools, and TDC will remove Developer’s Contribution or any other DCI if properly notified that Developer’s Contribution or any DCI infringes on another’s Intellectual Property Rights. TDC reserves the right to remove Developer’s Contribution and any other DCI without prior notice.

5.6	USE OF DCI AT DEVELOPER’S RISK. DEVELOPER EXPRESSLY ACKNOWLEDGES AND AGREES THAT DEVELOPER’S USE OF DCI IS AT DEVELOPER’S SOLE RISK. EXCEPT AS EXPRESSLY PROVIDED HEREUNDER, DCI IS PROVIDED “AS IS” AND WITHOUT WARRANTY OF ANY KIND AND TDC AND ITS SUPPLIERS EXPRESSLY DISCLAIM ALL WARRANTIES, TERMS AND CONDITIONS, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES, TERMS AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS AND SATISFACTORY QUALITY. NEITHER TDC NOR ITS SUPPLIERS WARRANT THAT THE DCI IS SUITABLE FOR DEVELOPER’S USE OR THAT DEFECTS OR ERRORS IN THE DCI WILL BE CORRECTED. FURTHERMORE, NEITHER TDC NOR ITS SUPPLIERS WARRANT OR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF THE DCI OR IN TERMS OF ITS CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY TDC SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF ANY WARRANTY. THIS DISCLAIMER OF WARRANTY CONSTITUTES AN ESSENTIAL PART OF THE AGREEMENT.

6.	Developer’s Licenses to TDC.

6.1	Limited License to Application. If Developer chooses to submit any Application intended for distribution in executable object code form to TDC for review, analysis or assistance, Developer concurrently grants to TDC a worldwide, non-exclusive, royalty-free license to use, reproduce, display, perform and distribute the Application in executable object code form, in order to evaluate, test and analyze the Application to the extent necessary to accomplish the intention(s) of this Agreement, including but not limited to providing the Application to TDC personnel and third party distribution partners. This Section 6.1 only grants a limited license and is not a sale of the Application or any portion or copy thereof.

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6.2	License to Developer Data. Developer acknowledges and agrees that certain Applications may access APIs that require TDC to pass information generated by Developer’s Application (the “Developer Data”) to third party partners of TDC as required by such third party partners to enable the functionality of the APIs. Developer hereby grants TDC a worldwide, non-exclusive, royalty-free license to use, reproduce, display, perform and distribute the Developer Data (including providing Developer Data to third party partners of TDC which require such data) solely for the purposes of (i) enabling an Application or any service used by an Application; (ii) monitoring the performance, quality and security of the APIs and Applications; or (iii) improving TDC’s products or services. Developer represents and warrants that it has all rights necessary to grant the foregoing rights and that all Developer Data was and will be collected and provided in compliance with all applicable laws, rules and regulations.

7.	Term and Termination.

7.1	Term and Termination. The term of this Agreement shall commence upon the Effective Date and shall continue for an initial term of one (1) year and thereafter shall automatically renew for additional one (1) year terms until: (a) by either Party upon written notice to the other Party; and (b) immediately upon notice from TDC if Developer fails to comply with any term of the Agreement (the “Term”).

7.2	Effect of Termination. Upon any expiration or termination of this Agreement or upon TDC’s written request, Developer shall immediately (i) cease all use of the TDC Materials, (ii) return to TDC the TDC Materials, or destroy the TDC Materials and have an officer of Developer certify the destruction of the TDC Materials in writing, and (iii) pay to TDC all amounts then payable during the Term in accordance with the terms of this Agreement, including but not limited to any minimum fees guaranteed during the Term. The provisions set forth in Section 21.9 (Survival) below will survive an expiration or termination of this agreement for any reason.

8.	Confidentiality.

8.1	Definition. Each Party agrees to hold the Confidential Information of the other Party in confidence, and not to use or disclose such Confidential Information, except as permitted hereunder. For purposes herein, “Confidential Information” means any and all technical and non-technical information disclosed by one Party (“Disclosing Party”) to the other (“Receiving Party”) under this Agreement and related to the past, present or future business or technology of the Disclosing Party, including without limitation information constituting or concerning processes and methodologies; product architecture, designs and specifications; software, whether human-readable or machine-readable; product, marketing, sales and business development plans and strategies; competitive analyses; financial analyses and forecasts; customers and prospects; licensing and distribution arrangements; the identity, skills and compensation of employees, contractors and consultants; third party information that the Disclosing Party is obligated to maintain in confidence, and any other information that the Disclosing Party treats as confidential. The Disclosing Party will mark all Confidential Information in tangible form “confidential”

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or “proprietary” or with words of similar import, and will identify as confidential at the time of disclosure any Confidential Information disclosed orally or in another intangible form. Regardless of whether so marked or identified, any information that the Receiving Party knew or should have known was considered confidential or proprietary by the Disclosing Party, including without limitation information learned by the Receiving Party upon visual inspection of the Disclosing Party’s premises, will be considered Confidential Information of the Disclosing Party under this Agreement. For the avoidance of doubt, notwithstanding anything to the contrary herein, the TDC Materials and the terms and existence of this Agreement are and shall remain the Confidential Information of TDC.

8.2	Exclusions. Notwithstanding the foregoing, neither Party shall have any obligation under Section 8.1 with respect to any information that it can prove is: (a) now or hereafter, through no unauthorized act or failure to act on the Receiving Party’s part, in the public domain; (b) known to the Receiving Party without an obligation of confidentiality effective at the time the Receiving Party received the same from the Disclosing Party, as evidenced by written records; (c) hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure; or (d) independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party. Nothing in this Agreement shall prevent the Receiving Party from disclosing information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party shall: (i) assert the confidential nature of the information to the agency; (ii) immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (iii) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

9.	Ownership and Trademarks.

9.1	Ownership of TDC Materials. This Agreement only grants a license and is not a sale, conveyance or any other alienation of the TDC Materials or any portion or copy thereof. As between the Parties, TDC exclusively owns all right, title and interest in and to TDC Materials any updates thereof and all Intellectual Property Rights therein. TDC reserves all right, title and interest in and to the TDC Materials not expressly granted to Developer under this Agreement, and except for the licenses granted by TDC to Developer under this Agreement, no right, title, ownership, interest or license in or to the TDC Materials, whether by implication, estoppel or otherwise, is granted, assigned or transferred to Developer under or in connection with this Agreement.

9.2	TDC Trademarks. Developer acknowledges that TDC and/or its affiliates are the sole owners of all trademark rights in the marks used by TDC to designate the company itself, its products and/or services. Developer agrees to do nothing inconsistent with such ownership. Developer acknowledges that this Agreement does not grant any rights to use any of the foregoing trademarks or any other trademark of TDC or any of its affiliates, even if such marks are included in any of the TDC Materials. If Developer receives notice that a third party claims an Intellectual Property Right in particular functionality or code contained in the TDC Materials (or their utilization under this Agreement), Developer must notify TDC of the same in writing in reasonable detail.

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10.	Support and Maintenance.

10.1	Development Support. Provided that Developer participates in the TDC Registered Developer Program and is currently in good standing, TDC shall make available to Developer all current support resources and TDC Materials as published on the TDC Website. Notwithstanding any other provisions of this Agreement, TDC shall have no obligation to provide any maintenance or support for any of Developer’s Applications certified by TDC in accordance with this Agreement.

10.2	End User Support. Developer shall be solely responsible for providing training and support to end users of its Applications.

11.	Warranties and Disclaimers.

11.1	General Warranties. Each Party represents and warrants that: it has all right, power and authority to enter into this Agreement and to grant the licenses hereunder.

11.2	Compliance with Laws. Developer further represents and warrants that, in its performance hereunder, Developer and the Application(s) and any other Developer materials provided or developed hereunder shall comply with all applicable laws, regulations and rules of any government body or agency or other competent authority, including all applicable privacy, privacy-related, data security and data security-related laws and regulations (including, in each case, any applicable foreign laws and regulations), and that the Application(s) and any other Developer materials provided or developed hereunder do not infringe on the rights of any other party, however denominated, including without limitation any Intellectual Property Rights of any third party, TDC, any TDC Client or MLBAM.

11.3	No Disabling Code. Developer represents and warrants to TDC that the users of any Application will not receive or experience any virus, worm, trap door, back door, timer, clock, counter, or other limiting routine, instruction, or design that would modify or erase data or programming or otherwise cause end user’s system to become inoperable or incapable of being used in the full manner for which it was designed and created (collectively, a “Disabling Code”). In the event a Disabling Code is identified, without limiting any other obligation of Developer or right of TDC, Developer shall immediately take all steps necessary, at no additional cost to TDC or any end user, to restore and/or reconstruct any and all data lost by each effected party as a result of such Disabling Code.

11.4	Data Access Authorization. Developer acknowledges and agrees that prior to TDC providing any services to Developer which may contain or be comprised of information or confidential data belonging to a TDC Client (“TDC Client Data”), such TDC Client must provide the TDC Client Authorization.

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11.5	TDC Materials. DEVELOPER EXPRESSLY ACKNOWLEDGES AND AGREES THAT:

11.5.1	USE OF THE TDC MATERIALS IS AT DEVELOPER’S SOLE RISK AND THE TDC MATERIALS ARE PROVIDED “AS IS” AND WITHOUT WARRANTY OF ANY KIND AND TDC AND ITS SUPPLIERS EXPRESSLY DISCLAIM ALL WARRANTIES, TERMS AND CONDITIONS, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES, TERMS AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS AND SATISFACTORY QUALITY;

11.5.2	NEITHER TDC NOR ITS SUPPLIERS WARRANT THAT THE TDC MATERIALS ARE SUITABLE FOR DEVELOPER’S USE, THE QUALITY OF ANY PRODUCTS, SERVICES, INFORMATION, OR OTHER MATERIAL OBTAINED BY DEVELOPER THROUGH THE TDC MATERIALS WILL MEET DEVELOPER’S EXPECTATIONS, OR THAT DEFECTS IN THE TDC MATERIALS WILL BE CORRECTED;

11.5.3	NEITHER TDC NOR ITS SUPPLIERS WARRANT OR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF THE TDC MATERIALS OR IN TERMS OF THEIR CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE;

11.5.4	ANY MATERIAL DOWNLOADED OR OTHERWISE OBTAINED VIA THE DEVELOPER COMMUNITY IS DONE AT DEVELOPER’S OWN DISCRETION AND RISK AND DEVELOPER WILL BE SOLELY RESPONSIBLE FOR ANY DAMAGE TO DEVELOPER’S COMPUTER SYSTEM OR LOSS OF DATA THAT RESULTS FROM THE DOWNLOAD OF ANY SUCH MATERIAL; AND

11.5.5	NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY TDC SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY. THIS DISCLAIMER OF WARRANTY CONSTITUTES AN ESSENTIAL PART OF THIS AGREEMENT AND NO USE OF ANY PORTION OF THE TDC MATERIALS IS AUTHORIZED HEREUNDER EXCEPT UNDER THIS DISCLAIMER.

12.	Indemnification. Developer shall, at its sole expense: (a) indemnify, defend and hold harmless TDC, the TDC Clients, TDC’s affiliates and their respective officers, directors, employees, agents, suppliers or customers (the “TDC Indemnified Parties”) to the extent such claim, suit or proceeding arises out of or is in relation to (i) any breach or claim of breach of any of Developer’s covenants or warranties under this Agreement or (ii) by reason of any claims arising from any distribution, license or sale of any Application, including, but not limited to, products liability and intellectual property infringement claims, which are not due to any violation or breach by TDC of its covenants under this Agreement; and (b) pay all costs and expenses incurred by TDC Indemnified Parties (including other reasonable costs incurred by any TDC Indemnified Party, including without limitation reasonable attorney’s fees). TDC agrees to notify Developer of, render reasonable assistance (at Developer’s sole expense), and permit Developer to direct the defense or settlement of, such action or claim, except that Developer may not enter into any settlement arrangement which would result in any liability to, or admission of liability by, TDC without TDC’s prior written consent.

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13.	Insurance. Developer shall carry and maintain during the Term, at its own cost and expense, commercial general liability insurance of at least $1 million per-occurrence with a $2 million aggregate covering claims for bodily injury, death, personal injury or property damage. The coverage required herein may be obtained through any combination of primary and excess or umbrella liability insurance. Developer will provide TDC with certificate(s) of insurance which evidence such coverage upon reasonable request and provide at least thirty (30) days prior written notice of policy cancellation.

14.	Limitation of Liability; Damages. TO THE EXTENT PERMITTED BY LAW, UNDER NO CIRCUMSTANCES SHALL TDC, ITS AFFILIATES OR ITS SUPPLIERS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR REVENUE, OR INTERRUPTION OF BUSINESS IN ANY WAY ARISING OUT OF OR RELATED TO THE USE OR INABILITY TO USE THE TDC MATERIALS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF TDC, ITS AFFILIATES OR SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, UNDER NO CIRCUMSTANCES SHALL TDC, ITS AFFILATES OR ITS SUPPLIERS BE LIABLE FOR ANY LOSS OR DAMAGE WHICH MAY BE INCURRED BY DEVELOPER AS A RESULT OF (I) ANY RELIANCE PLACED BY DEVELOPER ON THE COMPLETENESS, ACCURACY OF THE SERVICE OR CONTENT, (II) ANY CHANGES WHICH TDC OR ITS SUPPLIERS MAY MAKE TO THE TDC MATERIALS OR FOR ANY PERMANENT OR TEMPORARY CESSATION IN THE PROVISION OF THE SERVICES PROVIDED THROUGH THE TDC MATERIALS (OR ANY FEATURES WITHIN THE SERVICES), (III) THE DELETION OF, CORRUPTION OF, OR FAILURE TO STORE, ANY CONTENT AND OTHER COMMUNICATIONS DATA MAINTAINED OR TRANSMITTED BY OR THROUGH DEVELOPER’S USE OF THE TDC MATERIALS; (IV) DEVELOPER’S FAILURE TO PROVIDE TDC WITH ACCURATE ACCOUNT INFORMATION; OR (V) DEVELOPER’S FAILURE TO KEEP DEVELOPER’S PASSWORD OR ACCOUNT DETAILS SECURE AND CONFIDENTIAL. TO THE EXTENT PERMITTED BY LAW, IN NO EVENT SHALL TDC’S, THE TDC CLIENTS’ OR TDC’S SUPPLIERS’ TOTAL AGGREGATE LIABILITY EXCEED THE AMOUNT OF TWO-HUNDRED DOLLARS (US$200).

15.	Fees for Use of the Licensed Materials and Developer Community. As of the Effective Date, the annual fee for the TDC Registered Developer Program is four hundred and ninety-nine dollars ($499.00). TDC shall invoice Developer the prevailing rates for Developer’s annual registration, any recertification, production provisioning, professional services, utilization and applicable transactional fees, as published on the Developer Community. Recurring Fees shall be due and payable on receipt of TDC’s invoice. Non-recurring Fees shall be due and payable upon purchase of the relevant services. Notwithstanding anything herein to the contrary, TDC reserves the right to revise all Fees applicable to the Registered Developer Program at any time during the Term and Developer acknowledges and agrees that any such revised fees shall be effective upon publication of such revised fees to the Developer Community.

16.	Press Releases; Marketing. Developer shall not make any formal public announcements relating to this Agreement e.g., including, but not limited to, any press release or other public announcement, without the prior written approval of TDC (and, if applicable, any applicable TDC Client) in its and/or their respective sole discretion.

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17.	Injunctive Relief. Developer acknowledges and agrees that the copying, disclosure or use of the TDC Materials or Confidential Information in a manner inconsistent with any provision of this Agreement may cause irreparable injury to TDC for which TDC will not have an adequate remedy at law. Accordingly, TDC shall be entitled to seek equitable relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions.

18.	Notices. Unless otherwise specified, all notices permitted or required to be given under this Agreement shall be made in writing and either be sent by certified US Mail, postage prepaid or by traceable express courier (such as Federal Express or UPS), and sent to the appropriate party’s address as provided in the preamble to this Agreement. Any notice so given, shall be deemed to be given on the date of delivery, as confirmed by the appropriate receipt of delivery provided by the selected carrier. Each party hereto agrees to notify the other party of any change of address of such party during the term of this Agreement.

19.	Changes to Terms of this Agreement; TDC Materials. TDC reserves the right, at any time, to change and otherwise modify the terms of this Agreement upon written notice to Developer. Developer acknowledges and agrees that the form and nature of the TDC Materials that TDC provides may change without prior notice to Developer and that future versions of the TDC Materials may be incompatible with applications developed on previous versions of the TDC Materials. Developer acknowledges and agrees that TDC may stop (either permanently or temporarily) providing the TDC Materials or TDC Devices (or any features within the TDC Materials, or any functionality that is enabled by the APIs included in the TDC Materials) to Developer or end users of Applications, at TDC’s sole discretion, without prior notice to Developer.

20.	Compliance with Laws. Developer will comply with all applicable current and future local, state, and federal laws, regulations and ordinances, including but not limited to all privacy and intellectual property laws, in connection with its performance of this Agreement.

21.	Additional Conditions for use of any Application with an MLB Club. Notwithstanding any other provision of this Agreement, this Agreement and any rights or exclusivities granted by TDC hereunder shall in all respects be subordinate to each of the following documents, as may be amended from time to time (collectively, the “MLB Documents”): (i) any present or future agreements entered into by, or on behalf of, any of the MLB Entities (as defined in the MLB Documents) or affiliates, or the member clubs acting collectively, including, without limitation, agreements entered into pursuant to the Major League Constitution, the American and National League Constitutions, the Professional Baseball Agreement, the Major League Rules, the Interactive Media Rights Agreement, and each agency agreement and operating guidelines among the MLB Clubs and an MLB entity, or (ii) the present and future mandates, rules, regulations, policies, bulletins or directives issued or adopted by the Commissioner or the MLB Entities. The issuance, entering into, amendment or implementation of any of the MLB Documents shall be at no cost or liability to any MLB Entity or affiliate or to any individual or entity related thereto. No rights, exclusivities or obligations involving the Internet or any interactive or online media (as defined by the MLB Entities) are conferred by this Agreement, except as are specifically approved in writing by MLB Advanced Media, L.P.

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22.	Miscellaneous Provisions.

22.1	Force Majeure. Except for the obligation to make payments for Program Fees or other services rendered under this Agreement, Provisioning Agreement or Order Form, neither party will be liable for any failure or delay in its performance under the Agreement due to any cause beyond its reasonable control, including acts of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the Internet and or the TDC network (not resulting from the actions or inactions of TDC), provided that the delayed party: (i) gives the other party prompt notice of such cause, and (ii) uses its reasonable commercial efforts to promptly correct such failure or delay in performance. If TDC is unable to provide service(s) for a period of one hundred and twenty (120) consecutive days as a result of a continuing force majeure event, either party may elect to terminate the Agreement.

22.2	Relationship of the Parties. Each of the Parties shall at all times during the Term of this Agreement act as, and shall represent itself to be, an independent contractor, and not an agent or employee of the other. Nothing stated in this Agreement will be construed as creating the relationships of joint venturers, partners, employer and employee, franchisor and franchisee, master and servant, or principal and agent. Developer will be solely responsible for all costs, expenses and losses associated with its use of the TDC Materials.

22.3	Scope of Agreement. This Agreement states the terms and conditions by which TDC may provide Developer with certain services as set forth in this Agreement and any Provisioning Agreement(s), Order Form(s) or statement(s) of work. Each Provisioning Agreement, Order Form or statement of work submitted, accepted and executed by Developer and TDC shall incorporate by reference the terms and conditions of this Agreement. The Agreement is intended to be applicable to any and all products and/or services ordered by Developer and provided by TDC.

22.4	Entire Agreement. The Agreement, including all documents incorporated herein by reference, is the entire agreement of the Parties, and supersedes any and all previous agreements with respect to the subject matter hereof, whether oral or written.

22.5	No Assignment. Developer may not assign or otherwise transfer this Agreement or the rights or obligations hereunder, either in whole or in part, whether voluntarily or by operation of law, without the prior written consent of TDC, which consent may be withheld in TDC’s sole discretion; and any attempted transfer or assignment is null and void and shall be deemed a material breach of this Agreement.

22.6	No Continuing Waiver. A waiver of any default hereunder or of any of the terms and conditions of this Agreement shall not be deemed to be a continuing waiver, or a waiver of any other default or of any other term or condition, but shall apply solely to the instance to which such waiver is directed.

22.7	Cumulative Remedies. The exercise of any right or remedy provided in this Agreement shall be without prejudice to the right to exercise any other right or remedy provided by law or equity, except as expressly limited by this Agreement.

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22.8	Severability. In the event any provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of any of the remaining provisions shall not in any way be affected or impaired.

22.9	Controlling Law. This Agreement shall be governed by and construed under the laws of the State of California and the United States without regard to conflicts of laws provisions thereof. The sole and exclusive jurisdiction and venue for actions related to the subject matter hereof shall be the state and federal courts of Orange County, California. Both Parties consent to the exclusive jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by California or federal law.

22.10	Section Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

22.11	Survival. Sections 2,3,4,5,6,7.2,8,9,11,12,14,17,21 & 22 shall survive the termination or expiration of this Agreement for any reason.

In Witness Whereof, the Parties hereto have executed this Agreement as of the Effective Date.

DEVELOPER

By:
Full Name:	Santiago Figuereo
Title:	CEO
Date:	4/8/2021

TICKETS.COM, LLC
By:
Full Name:	Joe Choti
Title:	President & CEO
Date:	4/8/2021

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